DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), MARCH 31, 2000 AND DECEMBER 31, 1999

                               March 31,        December 31,
                                 2000               1999
ASSETS

CASH AND CASH EQUIVALENTS     $2,193,843         $2,027,853
PROPERTY, NET                  6,547,478          6,682,110
OTHER ASSETS                      72,366             69,305

TOTAL                         $8,813,687         $8,779,268

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                   $2,730,794         $2,688,822

PARTNERS' EQUITY (DEFICIT):
General Partners                 (81,198)           (81,123)
Limited Partners               6,164,091          6,171,569
     Total partners' equity    6,082,893          6,090,446

TOTAL                         $8,813,687         $8,779,268

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                March 31,          March 31,
                                  2000               1999
REVENUES:
Rental Income                   $732,552           $661,896
Interest                          16,059             12,656
     Total revenue               748,611            674,552

EXPENSES:
Operating Expenses               361,026            346,907
General and administrative        69,924             67,477
     Total expenses              430,950            414,384

NET INCOME                      $317,661           $260,168

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $314,484           $257,566
    General partners               3,177              2,602
TOTAL                           $317,661           $260,168

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $9.89              $8.10

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


BALANCE AT JANUARY 1, 1999      ($75,264)     $6,751,659   $6,676,395

NET INCOME                         2,602         257,566      260,168
DISTRIBUTIONS                     (3,210)       (317,830)    (321,040)

BALANCE AT MARCH 31, 1999       ($75,872)     $6,691,395   $6,615,523

BALANCE AT JANUARY 1, 2000      ($81,123)     $6,171,569   $6,090,446

NET INCOME                         3,177         314,484      317,661
DISTRIBUTIONS                     (3,252)       (321,962)    (325,214)

BALANCE AT MARCH 31, 2000       ($81,198)     $6,164,091   $6,082,893


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                      March 31,          March 31,
                                        2000               1999

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 317,661        $ 260,168
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        134,632          134,630
     Loss on disposal of
       property and equipment                  0              630
  Changes in assets and liabilities:
     Increase in other assets             (3,061)          (1,965)
     Increase in liabilities              41,972           50,820
Net cash provided by operating
  activities                             491,204          444,283


CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (325,214)        (321,040)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        165,990          123,243

CASH AND CASH EQUIVALENTS:
At beginning of period                 2,027,853        1,772,250
At end of period                      $2,193,843       $1,895,493

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of March 31, 2000, and for the periods ended March 31, 2000 and 1999 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of March 31, 2000, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,834,474
        Furniture and Equipment                5,810
        Total                             12,930,166
        Less: Accumulated Depreciation   ( 6,382,688)
        Property - Net                   $ 6,547,478

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.